As filed with the Securities and Exchange Commission on July 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEWART INFORMATION SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-1677330 (I.R.S. Employer Identification No.)

1360 Post Oak Boulevard, Suite 100 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Stewart Information Services Corporation 2020 Incentive Plan

Stewart Information Services Corporation 2020 Employee Stock Purchase Plan

STEWART INFORMATION SERVICES CORPORATION 2018 INCENTIVE PLAN

(Full title of the plan)

David C. Hisey
1360 Post Oak Boulevard, Suite 100
Houston, Texas 77056
(Name and address of agent for service)

(713) 625-8100
(Telephone number, including area code, of agent for service)

With Copy to:

Locke Lord LLP
600 Congress Avenue, Suite 2200
Austin, Texas 78701
(512) 305-4700
Attention: Michelle A. Earley

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Non-accelerated filer	☐	Emerging growth company

☐	Accelerated filer	☐	Smaller reporting company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share(3)	1,252,730	$33.10	$41,465,363	$5,382.20
Common Stock, $1.00 par value per share(4)	1,000,000	$33.10	$33,100,000	$4,296.38
Common Stock, $1.00 par value per share(5)	637,680	$33.10	$21,107,208	$2,739.72
TOTAL	2,890,410		$95,672,571	$12,418.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that may become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with to Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on July 14, 2020.

(3)	Common Stock, $1.00 par value per share, (the “Common Stock”) of the Registrant issuable pursuant to the Registrant’s 2020 Incentive Plan (the “2020 Plan”), including 52,730 shares of Common Stock that were subject to certain awards forfeited under the Registrant’s 2018 Stock Incentive Plan (“2018 Plan”).

(4)	Common Stock of the Registrant issuable pursuant to the Registrant’s 2020 Employee Stock Purchase Plan (“ESPP”).

(5)	Common Stock of the Registrant issuable upon exercise of outstanding option awards granted under the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019;

2.	The information in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 24, 2020 to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

4.	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 15, 2020, February 13, 2020, May 11, 2020, June 4, 2020 and June 8, 2020;

5.	The description of the Registrant’s common stock, $1.00 par value (the “Common Stock”), contained in a registration statement on Form 8-A filed on May 30, 2001, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including the Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

All other reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; provided that, the Registrant is not incorporating any documents or information that is deemed furnished and not filed in accordance with the rules and regulations promulgated by the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the amended and restated certificate of incorporation, as amended, and third amended and restated by-laws of the Registrant and the General Corporation Law of the State of Delaware (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the amended and restated certificate of incorporation, as amended, the amended and restated by-laws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s bylaws provide for the indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted under the DGCL. Delaware corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Registrant currently has in effect a directors’ and officers’ liability insurance policy providing coverage for each director and officer in his or her capacity as such.

Article Eleventh of the Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that such article will not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL with respect to unlawful dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of a director to the Registrant and its stockholders for monetary damages for breach of his fiduciary duty as a director to the fullest extent allowed under the DGCL.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

5.1*	-	Opinion of Locke Lord LLP
23.1*	-	Consent of Locke Lord LLP (included in Exhibit 5.1).
23.2*	-	Consent of Independent Registered Public Accounting Firm
24.1*	-	Powers of Attorney (contained on signature page hereto).
99.1		Stewart Information Services Corporation 2020 Incentive Plan (incorporated by reference herein to Appendix 1 to the Company’s definitive proxy statement on Schedule 14A filed on April 24, 2020).
99.2		Stewart Information Services Corporation 2020 Employee Stock Purchase Plan (incorporated by reference herein to Appendix 2 to the Company’s definitive proxy statement on Schedule 14A filed on April 24, 2020).
99.3		Stewart Information Services Corporation 2018 Employee Stock Purchase Plan (incorporated by reference herein to Appendix I to the Company’s definitive proxy statement on Schedule 14A filed on April 23, 2018).

*	Filed herewith.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 17, 2020.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ David C. Hisey
	Name:	David C. Hisey
	Title:	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Frederick H. Eppinger, Jr. and David C. Hisey and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Frederick H. Eppinger, Jr.	Chief Executive Officer and Director	July 17, 2020
Frederick H. Eppinger, Jr.	(Principal Executive Officer)

/s/ David C. Hisey	Chief Financial Officer, Secretary and Treasurer	July 17, 2020
David C. Hisey	(Principal Financial Officer)

/s/ Brian K. Glaze	Controller	July 17, 2020
Brian K. Glaze	(Principal Accounting Officer)

/s/ Thomas G. Apel	Chairman	July 17, 2020
Thomas G. Apel

/s/ Robert L. Clarke	Director	July 17, 2020
Robert L. Clarke

/s/ Manuel Sanchez	Director	July 17, 2020
Manuel Sanchez

/s/ William S. Corey, Jr.	Director	July 17, 2020
William S. Corey, Jr.

/s/ Matthew W. Morris	Director	July 17, 2020
Matthew W. Morris

/s/ Clifford Allen Bradley, Jr.	Director	July 17, 2020
Clifford Allen Bradley, Jr.

/s/ Karen R. Pallotta	Director	July 17, 2020
Karen R. Pallotta

/s/ Deborah J. Matz	Director	July 17, 2020
Deborah J. Matz